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                                                                    EXHIBIT 4.29

                                                               DR. MARTIN BARKIN
                                                               President and CEO
                                                  Telephone: (905) 677-5500 #236
                                                       FACSIMILE: (905) 677-5494
                                                        CELLULAR: (416) 726-8870
                                                              mbarkin@draxis.com


                                                                October 17, 2003

                                                         PERSONAL & CONFIDENTIAL

Ms. Alida Gualtieri
11026 Paris Street
Montreal, Quebec

H2H 4L1

Dear Ms. Gualtieri:

     We are pleased to offer you employment with Draxis Health Inc. ("DHI") on the terms set out below.

1.   EMPLOYMENT

     Effective November 17th, 2003 ("Effective Date of Employment"), you shall be employed with DHI as its General Counsel and Corporate Secretary on the terms and conditions in this Agreement. You will be responsible to the Board of Directors of DHI and shall report to the Chief Executive Officer of DHI. Without limiting the scope of your duties and responsibilities as General Counsel and Corporate Secretary you shall be responsible for overseeing DHI's legal affairs and you shall act as Corporate Secretary of the Company and be a member of the DHI Executive Operating Committee ("EOC"). In addition you will perform any additional employment responsibilities assigned to you by the Chief Executive Officer of DHI from time to time, provided that such responsibilities are consistent with the executive nature of the position.

2.   BASE SALARY

     DHI will pay to you during the term of this Agreement, effective November 17th,2003 a gross salary of $165,000 per annum ("Base Salary"), payable semi-monthly, in arrears, in 24 equal installments of $6,875. Such salary shall be subject to review in accordance with DHI's regular administrative practices of salary review applicable to the executive officers of DHI. Any salary increases shall be determined on merit on the recommendation of the Chief Executive Officer of DHI and approval of the Board of Directors of DHI. The Chief Executive Officer of DHI will inform you of any increases in your salary in advance of the implementation date.

     As an officer of DHI, DHI will provide and pay for directors' and officers' liability insurance and in any event will indemnify and save you harmless from any action arising within the scope of your employment responsibilities for DHI, DHI and their Affiliates (as such term is defined in the CANADA BUSINESS CORPORATION ACT) ("Affiliates") [hereinafter collectively referred to as the "DHI Group"].

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Ms. Alida Gualtieri                                             October 17, 2003
PERSONAL & CONFIDENTIAL                                                   Page 2

3.   BENEFITS

     You will be entitled to participate in all benefit plans which DHI shall, from time to time make available to its executive employees, subject to applicable eligibility rules thereof. The benefits currently offered are:
     -  major medical
     -  drug
     -  dental
     -  group life
     -  long term disability
     -  accidental death and dismemberment

     You will also be entitled to an amount equivalent to 5% of your Base Earnings in lieu of participation in DHI's Retirement Savings Program.

4.   STOCK OPTION PLAN

     Subject to DHI Board of Directors' approval, you will be eligible to participate in the DHI's Stock Option Plan, copy thereof provided herewith as Schedule "A", which DHI shall, from time to time, make available to employees, in accordance with the terms and conditions of said plan.

     DHI will grant you options to purchase 25,000 shares. These options shall vest as follows:

               (a)  8,333 shares on the first anniversary of grant;

               (b)  8,333 shares on the first anniversary of grant:

               (c)  8,334 shares on the second anniversary of grant.

     The price of each option shall be the closing price of the Draxis shares on the Toronto Stock Exchange on the trading date immediately preceding the date of the grant. The options may be exercised in whole or in part at any time within five years after the date of the grant, subject to vesting as set out above.

     Although the Chief Executive Officer of DHI agrees to recommend to its Board of Directors, within 30 days of the acceptance of this agreement, the granting to you of the above-mentioned options at the above-specified conditions, the award of these options is entirely conditional upon the Board of Directors' approval and the specific conditions attached to the exercise of said options may actually be different from the one mentioned in the present agreement.

5.   DEFERRED SHARE UNIT PLAN

     You will be eligible to participate in the DHI's Deferred Share Unit Plan, in accordance with the terms and conditions of that plan, a copy thereof provided herewith as Schedule "B". The Deferred Share Unit Plan has been established to provide selected employees of DHI and its Affiliates with the opportunity to acquire share equivalent units convertible to cash or common shares of DHI. A plan document is available for review.

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Ms. Alida Gualtieri                                             October 17, 2003
PERSONAL & CONFIDENTIAL                                                   Page 3

6.   DISCRETIONARY BONUS

     The Board of Directors of DHI, in its sole discretion, and upon recommendation of the Chief Executive Officer of DHI, based on the Bonus and Objectives Plan that is in force for all senior executives of DHI, may declare a bonus payable. Such bonus payment is not guaranteed and payment of a discretionary bonus in any prior year is not a promise or guarantee of payment in subsequent years. Further, to receive any discretionary bonus payment, should one be declared, you must be employed on December 31st of the calendar year for which the bonus is declared. Should a discretionary bonus be declared, you may be eligible to receive an amount up to a maximum equivalent to 30% of your Base Salary, or such other amount as may be determined by the Chief Executive Officer of DHI and the Board of Directors of DHI, in their sole discretion.


SIGNING BONUS

     As an incentive to encourage you to remain an employee of DHI, you will be paid a Signing Bonus consisting of the gross amount of $15,000.00 which shall be paid to you within 10 business days of your commencement of employment. You agree to repay to DHI the full gross amount of $15,000.00 in the event that you voluntarily terminate your employment with DHI before November 17th, 2004.

7.   MEMBERSHIPS AND PUBLICATIONS

     DHI will pay all professional memberships, dues and levies deemed necessary to the conduct of your position.

8.   VACATION

     You shall be entitled to four weeks vacation per annum to be taken at a time or times acceptable to the Chief Executive Officer of DHI, having regard to its operations. There shall be no vacation time carried over from one calendar year into the following calendar year, unless previous authorization has been received from the Chief Executive Officer of DHI.

9.   EXPENSES

     DHI agrees that it shall reimburse you for Automobile mileage allowance as permitted by Canada Customs and Revenue Agency, all other reasonable traveling and other out-of-pocket expenses actually and properly incurred in connection with your duties with DHI and within the policies that are enacted from time to time by DHI with respect to executive expenses. For all such expenses you agree you will furnish statements and vouchers as and when required by DHI.

     DHI agrees to provide you with a mobile phone, a BlackBerry and a portable laptop that will remain at all time DHI's property.

10.  DEDUCTIONS

     All salary and other payments and allowances outlined in this Agreement are subject to such withholding and deduction at source as may be required by law.

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Ms. Alida Gualtieri                                             October 17, 2003
PERSONAL & CONFIDENTIAL                                                   Page 4

11.  EMPLOYEE'S COVENANTS

     You agree that you shall devote the whole of your working time, attention and ability to the business of DHI and shall use reasonable best efforts to promote the interests of DHI.

     You agree that you shall duly and diligently perform all the duties assigned to you while in our employ and shall well and faithfully serve DHI.

     You also agree that while employed with DHI you shall not, without the prior written consent of DHI, engage or otherwise be concerned in any other business or occupation, or become a director, officer, agent or employee of any other entity.

     Furthermore, you specifically agree that you shall respect and comply with the DHI's Disclosure Policy, copy thereof provided herewith as Schedule "C" to form an integral part of this Agreement, the DHI Code of Ethics, copy thereof provided herewith as Schedule "D" to form an integral part of this Agreement, and all and any relevant rules and legislation, such as, without limiting the generality of the foregoing, the rules on Insider Trading in the TSX COMPANY MANUAL, the ONTARIO SECURITIES ACT, the CANADIAN BUSINESS CORPORATIONS ACT and QUEBEC SECURITIES ACT. You acknowledge that your senior position with DHI will deem you an insider of DHI and therefore subject to applicable mandated insider regulatory and company share trading policies and restrictions.

     For the purpose of the present Agreement, the use of the words "Draxis" and/or "Company" in the DHI's Disclosure Policy and Code of Ethics shall be interpreted as referring to the DHI Group.

12.  CONFIDENTIAL INFORMATION, NON-SOLICITATION AND NON-COMPETITION

(a)  NON-DISCLOSURE OF CONFIDENTIAL INFORMATION

     As DHI's General Counsel and Corporate Secretary, you acknowledge that you are creating, having access to, and require knowledge of confidential and commercially valuable information of the DHI Group, the unauthorized use or disclosure of which could cause the DHI Group serious and irreparable damage.

     (1) "Confidential Information" means all information, and all documents and other tangible things recording any such information, relating to or useful in connection with the business of the DHI Group, whether or not a trade secret within the meaning of the applicable law, which at the time or times concerned is not generally known to Competitors (as defined below) and which has been or is from time to time disclosed to or developed by you as a result of your employment with DHI. Confidential Information includes, but is not limited to, the following information of the DHI Group:

               (i)    new products;
              (ii)    marketing strategies and plans;
             (iii)    development strategies and plans;
              (iv)    manufacturing processes and technologies;
               (v)    research in progress and unpublished manuals or know how;
              (vi)    regulatory filings;
             (vii) identity of and relationship with licensees, licensors or suppliers;
            (viii) finances, financial information, financial management systems;
              (ix)    market research;

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Ms. Alida Gualtieri                                             October 17, 2003
PERSONAL & CONFIDENTIAL                                                   Page 5

               (x)    market experience with products;
              (xi)    customer lists;
             (xii)    compensation and benefits provided to employees;
            (xiii) any other research, information or documents which you are told or reasonably ought to know that the DHI Group regards as proprietary or confidential; and
             (xiv) any legal advice provided to the DHI Group, its officers, directors, employees or agents during the course or your employment and any details involving the DHI Group's position with respect to any litigation matter or prospective litigation matter which exists at the time of termination.

     (2) You agree that you shall hold all Confidential Information in the strictest confidence, as a fiduciary. Without limiting such obligation, you shall use Confidential Information only at times and places designated by the DHI Group in furtherance of the business of the DHI Group. You shall not, except where the DHI Group otherwise provides its prior written consent or where required by law, directly or indirectly disclose to any Person any Confidential Information, directly or indirectly sell, give, loan or otherwise transfer any Confidential Information or copy thereof to any Person, publish, lecture on or display any Confidential Information to any Person or use Confidential Information for your own benefit or the benefit of any other Person.

     (3) Your obligations under this Section shall remain in effect with respect to each item of Confidential Information until the date upon which such Confidential Information has been publicly disclosed in a manner properly authorized by the DHI Group or otherwise has become known to Competitors without any breach of this Section by you.

     (4) For purposes of this Agreement, "Competitor" shall mean any Person which engages or is preparing to engage, in whole or in part, in the design, development, manufacture, marketing or sale of any products or services which compete directly with a product or service which, during the 12 months prior to the termination of this Agreement and your employment hereunder for any reason, the DHI Group marketed or at the time of termination of this Agreement and your employment hereunder, is then preparing to market.

     (5) For purpose of this Agreement, "Person" shall include individuals, partnerships, associations, trusts, unincorporated organizations and corporations.

(b)  NON-SOLICITATION AND NON-COMPETITION

     (1) You acknowledge that the pharmaceutical and over-the-counter drug industries are highly competitive businesses. You are a key executive of DHI, and as a result of your senior position, you confirm that you have acquired extensive background in and knowledge of the DHI Group's business and the pharmaceutical and over-the-counter drug industries in which the DHI Group operates. You further acknowledge that the DHI Group develops and markets its products on a North American basis, more particularly in Canada and in the eastern part of the United States comprising the states of Connecticut, Florida, Delaware, Georgia, Maine, Maryland, Massachusetts, Michigan, New Hampshire, New Jersey, New York, North Carolina, Ohio, Pennsylvania, Rhode Island, South Carolina, Vermont, Virginia, West Virginia [hereinafter referred to as the "Territory"]. Accordingly, you agree that in the course of your employment with DHI, and thereafter for a period of one year (or if such period is held to be excessive by a court of competent jurisdiction then for a period of six months) you shall not, without the prior written authorization of the Chief Executive Officer of DHI whether as principal, as agent, or as an employee of, or in partnership, or association with any other Person, in any manner whatsoever directly or indirectly:

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Ms. Alida Gualtieri                                             October 17, 2003
PERSONAL & CONFIDENTIAL                                                   Page 6

              (i) become employed by or associated or affiliated with any Competitor of the DHI Group in the Territory in a function dealing with a product or service, which during the twelve-month period immediately prior to the termination of this Agreement and your employment hereunder, for any reason, competed directly with a product or service of the DHI Group;
             (ii) seek to employ or encourage others to employ or otherwise engage employees, agents or subcontractors of the DHI Group (who are employees, agents or subcontractors on the date this Agreement terminated) or seek to in any way disrupt their business relationship with the DHI Group;
            (iii) obtain by any means whatsoever the business of any Person who at the time of the termination of this Agreement and your employment hereunder, was a customer of the DHI Group, if to obtain such business may result in a reduction of that Person's business with the DHI Group;
             (iv) approach any Person who at the time of the termination of this Agreement and your employment hereunder was a customer of the DHI Group with the intention of soliciting or enticing the business of that Person away from the DHI Group.

(c)  REASONABLENESS

     You agree that the obligations set out in Sections 12(a) and (b) together with your other obligations under this Agreement are reasonably necessary for the protection of the DHI Group's proprietary and business interests and you expressly agree that:

              (i) the scope of each of the covenants set out in Sections 12(a) and (b) above are in all respects, and in particular, in respect of Territory, time and subject matter, necessary and reasonable because the DHI Group is marketing its products on a North American basis;
             (ii) given your general knowledge and experience, the obligations contained in this Agreement will not preclude you from becoming gainfully employed with other employers who are not Competitors following termination of this Agreement and your employment hereunder for any reason;
            (iii) your agreement to Sections 12(a) and (b) is a key incentive to DHI formalizing the current terms and conditions of your employment.

(d)  BREACH OF AGREEMENT

     You also recognize that any breach of the terms and conditions of this Agreement by you will result in material damage to the DHI Group, although it may be difficult for the DHI Group to establish the monetary value of such damage. You therefore agree that the DHI Group shall be entitled to injunctive relief, in addition to any other remedies available to it, in a court of appropriate jurisdiction in the event of any breach or threatened breach by you of any of the provisions of this Agreement.

13.  TERMINATION OF EMPLOYMENT

(a)  TERMINATION BY DHI FOR CAUSE

     DHI may terminate this Agreement and your employment hereunder at any time for cause without notice and without payment of any kind of compensation either by way of anticipated earnings or damages of any kind.

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Ms. Alida Gualtieri                                             October 17, 2003
PERSONAL & CONFIDENTIAL                                                   Page 7

(b)  TERMINATION BY DHI WITHOUT CAUSE BUT WITH NOTICE

     DHI may terminate this Agreement and your employment hereunder by providing to you one year's actual notice of termination. At its sole discretion, DHI may provide to you a shorter period of notice of termination, in which case, the payments referred to in Section 13(c) shall be applicable, but such payments as may be required by Sections 13(c) (1) and (4) shall be reduced by the notice provided, so that the total notice and compensation in lieu of notice provided to you shall be equivalent to one year from the date you are advised of the termination.

(c)  TERMINATION BY DHI WITHOUT CAUSE AND WITHOUT NOTICE

     DHI may terminate this Agreement and your employment hereunder, in its sole discretion, without notice and without cause, effective immediately upon the date you are advised of the termination.

     Except as outlined in Section 13(b), if your employment is terminated without cause pursuant to this Section, DHI shall:

          1) Pay to you a severance allowance equivalent to one year of your then current Base Salary in a lump sum, within two weeks following the date of such termination.
          2) Pay to you all outstanding vacation pay and any earned but unpaid salary up to the date of such termination within two weeks of the date of termination.
          3) Reimburse you for any business expenses incurred by you up to and including the date of such termination following provision by you of applicable receipts.
          4) Ensure it has complied with all statutory obligations imposed by the ACT RESPECTING LABOUR STANDARDS.

     The payment referred to in paragraph 1, above, shall be guaranteed and shall not be subject to set off or deduction as a result of your obtaining alternate employment following such termination or otherwise mitigating any damages arising from such termination. Further, the payment referred to in paragraph 1, above, is inclusive of all statutory payments, including statutory termination and severance, which may be owed to you.

     The amounts paid to you pursuant to this paragraph shall be subject to all required deductions.

     Upon termination of your employment in accordance with this Section 13(c), you shall return to DHI all stock options and other securities which have not vested or accrued during your employment with DHI.

(d)  TERMINATION PAYMENT FOLLOWING A CHANGE OF CONTROL

     (1) In accordance with paragraph 13(d) (2) below, if there is a Change of Control (as hereinafter defined) you shall be entitled to the following:

          A. the amounts of any unpaid salary earned up to and including date of termination;
          B. any unpaid vacation pay earned up to and including date of termination;
          C. a lump sum amount, equal to two years of your then current Base Salary;
          D. any additional statutory obligations imposed by the ACT RESPECTING LABOUR

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Ms. Alida Gualtieri                                             October 17, 2003
PERSONAL & CONFIDENTIAL                                                   Page 8

                      STANDARDS;
          E. the right to retain and exercise any outstanding stock options, including stock options not then otherwise exercisable, and all other securities, which have vested or accrued during your employment with DHI, during the two year period immediately following the Change of Control, as if you were employed by the successor employer for that two year period.

     The payment referred to in paragraph 13(d)(1)(C), above, shall be guaranteed and shall not be subject to set off or deduction as a result of your obtaining alternate employment following termination or otherwise mitigating any damages arising from termination. Further, notwithstanding 13(d) (1) (D) above, the payment referred to in 13(d) (1) (C) above, is inclusive of all statutory payments, including statutory termination and severance, which may be owed to you following termination.

     The delay to exercise the outstanding stock options referred to in paragraph 13(d) (1) (E) is considered to be an approved "longer period" under the terms of the paragraph 7(e) of DHI's Stock Option Plan and, therefore, in no event may any stock option granted under said Plan be exercised outside the 5 year period mentioned in paragraph 4 of the present Agreement.

     The amounts paid to you pursuant to this paragraph shall be subject to all required deductions.

     (2) These payments and entitlements outlined in 13(d) (1) shall become due and payable if, and only if:

          A.          there has been a Change of Control; and
          B.          within 12 months following any Change of Control:
                      (i) your employment is terminated without cause by DHI or by any successor employer to DHI, as the case may be; or
                      (ii) by its conduct as described below, DHI or any successor employer to DHI, as the case may be, constructively terminates your employment by:
                                 - relocating without just cause the position and/or location of your principal office more than 20 kilometers from the location of your office on the date immediately prior to the Change of Control, without your consent; or
                                 - materially reducing without just cause your title, reporting relationship, responsibilities or authority without your
                                    consent; or
                                 - reducing without just cause the salary paid to you by the successor employer or terminating without just cause or materially reducing without just cause the value of your benefit programs, including, but not limited to, life insurance benefits, accidental death and dismemberment benefits, long term disability benefits, extended health coverage, dental benefit, which are referred to in Section 3 above;
          C. and, you elect in writing to receive the payments outlined in Section 13(d) (1).

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Ms. Alida Gualtieri                                             October 17, 2003
PERSONAL & CONFIDENTIAL                                                   Page 9

     (3) For purposes of this Agreement "Change in Control" means a transaction or series of transactions whereby directly or indirectly;

          A. any Person or combination of Persons acting jointly and in concert (other than you or a corporation controlled directly or indirectly by you) acquires a sufficient number of securities of DHI to materially affect the control of DHI as defined below. For the purposes of this Agreement, a Person or combination of Persons acting jointly and in concert, holding shares or other securities in excess of the number which, directly or following the conversion or exercise thereof, would entitle the holders thereof to cast 20% or more of the votes attached to all shares of DHI which may be cast to elect directors of DHI, shall be deemed to affect materially the control of DHI, in which case the Change in Control shall be deemed to occur on the date that is the later of the date on which the security representing one more than that required to cast 20% of the votes attached to all shares of DHI which may be cast to elect directors of DHI is acquired or the date on which the Persons acting jointly and in concert agree to so act;
          B. DHI shall consolidate or merge with or into, amalgamate with, or enter into a statutory arrangement or business combination with, any other Person (other than a corporation controlled directly or indirectly by you) and, in connection therewith, all or part of the outstanding shares of DHI which have voting rights attached thereto shall be changed in any way, reclassified or converted into, exchanged or otherwise acquired for shares or other securities of DHI or any other Person or for cash or any other property and control of DHI is thereby materially affected, as defined above, in which case the Change in Control shall be deemed to occur on the date of closing of the consolidation, merger, amalgamation, statutory arrangement or business combination, as the case may be; or
          C. DHI shall sell or otherwise transfer, including by way of the grant of a leasehold interest (or one or more affiliates of DHI shall sell or otherwise transfer, including without limitation by way of the grant of a leasehold interest) property or assets aggregating more than 50% of the consolidated assets (measured by either book value or fair market value based on the most recent audited financial statements) of DHI and its affiliates as at the end of the most recently completed financial year to any other Person or Persons, in which case the Change in Control shall be deemed to occur on the date of transfer of the assets representing one dollar more than 50% of the consolidated assets;

     other than a transaction or series of transactions which involves a sale of securities or assets of DHI with which you are involved as a purchaser in any manner, whether directly or indirectly, and whether by way of participation in a corporation or partnership that is a purchaser or by provision of debt, equity or purchase leaseback financing (but excluding where your sole involvement with such a purchase is the ownership of an equity interest of less than 5% of the acquirer where the acquirer is a public company) and you and persons acting jointly and in concert with you hold securities of the acquirer which, directly, or following the conversion or exercise thereof, would entitle the holders thereof to cast 5% or more of the votes attached to all shares or other interests of the acquirer which may be cast to elect directors or the management of the acquirer.

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Ms. Alida Gualtieri                                             October 17, 2003
PERSONAL & CONFIDENTIAL                                                  Page 10

     DHI shall use its reasonable best efforts to require any successor (whether direct or indirect) to all or substantially all of its shares and/or assets to expressly agree in writing to assume and to perform this Agreement in the same manner that DHI would have been required to perform it if no such succession had occurred. If DHI fails to obtain any such successor's express written agreement prior to the effective date of such succession, such failure shall be deemed to be a termination of your employment by DHI and such termination shall be deemed to have occurred on the date immediately prior to the Change of Control date. In such event, at the discretion of DHI, Section 13(b) or (c) will not be applicable, and DHI shall pay to you those amounts outlined in Section 13(d)(1) above and Section 13(h) shall be applicable.

(e)  TERMINATION BY DHI WITHOUT CAUSE UPON DISABILITY

     If, as a result of incapacity due to physical or mental illness, you are unable to render services of substantially the kind and nature, and substantially to the extent required to be rendered in accordance with this Agreement, and if such incapacity is expected to continue for a period of at least twelve consecutive months from the date such incapacity commenced ("Absence Date") this Agreement may be deemed to be frustrated. Your employment hereunder shall cease to be effective on the tenth day after written notice of cessation of employment ("Notice of Cessation") to you, provided that prior to such cessation DHI has been furnished with the written certification of a qualified medical doctor designated by DHI and you jointly which states that you are and are expected to continue to be for at least twelve consecutive months from the Absence Date, unable to render such services by reason of such incapacity and the date upon which such incapacity commenced. If DHI and you are unable to agree on the designation of a qualified medical doctor to make such determination, then each party shall designate a medical doctor who, together, shall agree upon a third qualified medical doctor to make such determination. The decision of the third medical doctor shall be binding on DHI and you. You consent to submit to such examination as may be required by any such medical doctor or doctors.

     If your employment ceases pursuant to this Section, you shall be entitled to receive a total amount equivalent to one year of your then current Base Salary, commencing on the date upon which the Notice of Cessation is delivered and payable in 24 regular payments equivalent to your regular semi-monthly Base Salary on the regular DHI pay days. If you are in receipt of disability benefits payable pursuant to the benefit plans described above, then each semi-monthly payment payable by DHI shall be reduced by an amount equivalent to the disability benefits payment received during that pay period. Notwithstanding the cessation of your employment pursuant to this Section, you shall be entitled to retain and exercise, within a period of 6 months following the Notice of Cessation, all stock options which have vested or accrued during your employment with DHI.

(f)  DEATH

     In the event that you should die during the term of this Agreement, your employment shall automatically terminate. All salary, vacation pay and any bonus payments earned to date of death but unpaid will be paid to your estate, however, no other payment of any compensation either by way of anticipated earnings or damages of any kind shall be paid and Section 13(h) shall be applicable.

(g)  RESIGNATION AND RETIREMENT

     You shall provide DHI with three months notice, in writing, of your resignation or your retirement from DHI. Unless the Board of Directors of DHI otherwise determines, you shall return to DHI all stock options granted to you during your employment with DHI which become exercisable after the date you cease to be an employee of DHI and/ or the DHI Group.

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Ms. Alida Gualtieri                                             October 17, 2003
PERSONAL & CONFIDENTIAL                                                  Page 11

(h)  NO FURTHER NOTICE OR COMPENSATION

     Upon termination of your employment under this Agreement, you shall not be entitled to any further grants of stock options nor shall you be entitled to any further participation in any other incentive plan of the DHI Group other than as specifically set forth in Sections 13(d) (E), 13(e) and this 13(h). For further clarity, in the event of termination of this Agreement and your employment hereunder for any reason, the provisions of Section 13(d) (E) and 13(e), and the terms provided in the event of termination under the DHI Stock Option Plan shall apply. For all purposes, "termination of your employment" and "termination date" shall be the final day of employment with DHI, and shall not be deemed to include any period during which you may be entitled to statutory notice, statutory termination pay or any contractual or common law notice period and in particular, shall not be deemed to include the notice period identified in Sections 13(c) (1) or 13(d) (1) (C).

14.  FAIR AND REASONABLE

     The parties confirm that the notice requirements and pay in lieu of notice provisions set out above in Section 13 are fair and reasonable and that no further notice or payments of any kind are owed or required. The parties agree that upon any termination of this Agreement by DHI or upon any termination of this Agreement by you, that you shall have no action, cause of action, claim or demand, either statutory or at common law, against the DHI Group or any other Person as a consequence of such termination.

15.  RETURN OF PROPERTY

     In the event your employment with DHI is terminated for any reason, including resignation or retirement, you will immediately return all DHI property in your possession or under your control.

16.  PROVISIONS OPERATING FOLLOWING TERMINATION

     Notwithstanding any termination of your employment with or without cause, Sections 11, 12, 13, 14, 17 and any provision of this Agreement necessary to give it efficacy shall continue in full force and effect following such termination.

17.  ACKNOWLEDGEMENT

     You acknowledge that the DHI Group shall not, for any purpose, including in the event of a subsequent termination, be required to recognize or take into account any prior service with your previous employers.

18.  SEVERABILITY

     If any provision of this Agreement is determined to be invalid or unenforceable, in whole or in part, such invalidity or unenforceability shall attach only to such provision or part thereof and the remaining part of such provision and all other provisions hereof shall continue in full force and effect.

Ms. Alida Gualtieri                                             October 17, 2003
PERSONAL & CONFIDENTIAL                                                  Page 12

19.  NOTICE

     Any notice to be given in connection with this Agreement shall be given in writing and may be given by personal delivery or by registered mail addressed to the recipient as follows:

     To:    Alida Gualtieri
            11026 Paris Street
            Montreal, Quebec
            H2H 4L1

     To:    DRAXIS HEALTH Inc.
            6870 Goreway Drive, 2nd Floor
            Mississauga, Ontario
            L4V 1P1
            Attention:  President and Chief Executive Officer

or such other address or individual as may be designated by notice by either party to the other. Any notice given by personal delivery or by fax shall be deemed to have been given on the day of actual delivery and, if made or given by registered mail on the third day, other than a Saturday, Sunday or a statutory holiday in Quebec and/or Ontario, following the deposit thereof in the mail.

20.  GOVERNING LAW

     This Agreement shall be governed by and construed in accordance with the laws of the Province of Quebec and Canada applicable thereto.

21.  BENEFIT OF AGREEMENT

     This Agreement shall enure to the benefit of and be binding upon your heirs, executors, administrators and legal personal representatives and the successors and assigns of DHI respectively.

22.  ENTIRE AGREEMENT

     This Agreement and its Schedules constitute the entire agreement between the parties with respect to your terms and conditions of employment and cancel and supersede any prior understandings and agreements between the parties to this Agreement, including, without limitation the Original Agreement. There are no representations, warranties, forms, conditions, undertakings or collateral agreements expressed, implied or statutory between the parties other than as expressly set forth in this Agreement and its Schedules. You waive any right to assert a claim in tort based on any pre-contractual representations, negligent, or otherwise, made by the DHI Group.

23.  LANGUAGE

The parties hereto have expressly required that this Agreement, its Schedules and any notice or document relating thereto be drafted in the English language only. Les parties aux presentes ont expressement exige que la presente Convention, ses annexes ainsi que tout avis ou document s'y rattachant soient rediges en langue anglaise seulement.

Ms. Alida Gualtieri                                             October 17, 2003
PERSONAL & CONFIDENTIAL                                                  Page 13

     To acknowledge that the terms of employment as expressed in this Agreement are acceptable to you, please execute the enclosed copy of this letter as indicated below and return it to me at your earliest opportunity.

                                 Yours truly,

                                 DRAXIS HEALTH INC.

                                 /s/ Martin Barkin
                          Per:
                                 Martin Barkin, M.D., F.R.C.S.C.
                                 President and Chief Executive Officer of Draxis Health Inc.


     I accept the above-noted terms of employment with Draxis Health Inc. as General Counsel and Corporate Secretary. I agree to comply with and be bound by the terms of employment outlined in this Agreement.

     Dated at                 , the           day of             , 2003.


                                 /s/ Alida Gualtieri
--------------------------       -----------------------------------------------
Witness                          Alida Gualtieri

Ms. Alida Gualtieri                                             October 17, 2003
PERSONAL & CONFIDENTIAL                                                  Page 14

                                   SCHEDULE A

                     STOCK OPTION PLAN OF DRAXIS HEALTH INC.

Ms. Alida Gualtieri                                             October 17, 2003
PERSONAL & CONFIDENTIAL                                                  Page 15

                                   SCHEDULE B

                            DEFERRED SHARE UNIT PLAN

Ms. Alida Gualtieri                                             October 17, 2003
PERSONAL & CONFIDENTIAL                                                  Page 16

                                   SCHEDULE C

                         DRAXIS HEALTH DISCLOSURE POLICY

Ms. Alida Gualtieri                                             October 17, 2003
PERSONAL & CONFIDENTIAL                                                  Page 17

                                   SCHEDULE D

                        DRAXIS HEALTH INC. CODE OF ETHICS

Ms. Alida Gualtieri                                             October 17, 2003
PERSONAL & CONFIDENTIAL                                                  Page 18

                                TABLE OF CONTENTS

1.   EMPLOYMENT...............................................................1

2.   BASE SALARY..............................................................1

3.   BENEFITS.................................................................2

4.   STOCK OPTION PLAN........................................................2

       (a)   8,333 shares on the first anniversary of grant;..................2
       (b)   8,333 shares on the first anniversary of grant:..................2
       (c)   8,334 shares on the second anniversary of grant..................2

5.   DEFERRED SHARE UNIT PLAN.................................................2

6.   DISCRETIONARY BONUS......................................................3

7.   MEMBERSHIPS AND PUBLICATIONS.............................................3

8.   VACATION.................................................................3

9.   EXPENSES.................................................................3

10.    DEDUCTIONS.............................................................3

11.    EMPLOYEE'S COVENANTS...................................................4

12.    CONFIDENTIAL INFORMATION, NON-SOLICITATION AND NON-COMPETITION.........4

       (a)   NON-DISCLOSURE OF CONFIDENTIAL INFORMATION.......................4
       (b)   NON-SOLICITATION AND NON-COMPETITION.............................5
       (c)   REASONABLENESS...................................................6
       (d)   BREACH OF AGREEMENT..............................................6

13.    TERMINATION OF EMPLOYMENT..............................................6

       (a)   TERMINATION BY DHI FOR CAUSE.....................................6
       (b)   TERMINATION BY DHI WITHOUT CAUSE BUT WITH NOTICE.................7
       (c)   TERMINATION BY DHI WITHOUT CAUSE AND WITHOUT NOTICE..............7
       (d)   TERMINATION PAYMENT FOLLOWING A CHANGE OF CONTROL................7
       (e)   TERMINATION BY DHI WITHOUT CAUSE UPON DISABILITY................10
       (f)   DEATH...........................................................10
       (g)   RESIGNATION AND RETIREMENT......................................10
       (h)   NO FURTHER NOTICE OR COMPENSATION...............................11

14.    FAIR AND REASONABLE...................................................11

15.    RETURN OF PROPERTY....................................................11

16.    PROVISIONS OPERATING FOLLOWING TERMINATION............................11

17.    ACKNOWLEDGEMENT.......................................................11

18.    SEVERABILITY..........................................................11

19.    NOTICE................................................................12

20.    GOVERNING LAW.........................................................12

Ms. Alida Gualtieri                                             October 17, 2003
PERSONAL & CONFIDENTIAL                                                  Page 19

21.    BENEFIT OF AGREEMENT..................................................12

22.    ENTIRE AGREEMENT......................................................12

23.    LANGUAGE..............................................................12